Exhibit 99.1

     Tesla Second Quarter 2017 Update

•Model 3 production on track to achieve previously announced targets

•Expecting positive Model 3 gross margin in Q4; targeting 25% margin in 2018

•Deliveries grew 53% compared to Q2’16 in flat luxury vehicle market

•Projecting Model S and Model X deliveries to increase in 2H’17 vs 1H’17

•Q2 Automotive gross margin at 27.9% GAAP and 25.0% non-GAAP

•Q2 GAAP loss from operations improved sequentially, two quarters in a row

•More than $3 billion cash on-hand at the end of Q2

On July 28, 2017, we started delivering the “even more affordable car” from our original Master Plan.  This was a huge milestone for Tesla and is very exciting for our entire team.

During Q2, our engineering, manufacturing and supply chain teams were focused on the final stages of Model 3 product development and building the “machine-that-makes-the-machine” for the start of production.  Model 3 has been designed to be affordably priced and to provide compelling customer value, even without government incentives, while achieving a target gross margin comparable to Model S and Model X as production scales into 2018.  With no advertising, paid endorsements or guerilla marketing campaigns, Model 3 net reservations have still steadily climbed every month, and have even accelerated further in recent weeks.

Orders for Model S and Model X have also been increasing, both leading up to and following the Model 3 handover event.  In July, our weekly net order rate for these vehicles was about 15% higher than our Q2 average weekly order rate.  In addition, although too early to draw strong conclusions, we are seeing an even further increase in net Model S orders since the July 28th event.  This growing demand gives us even more reason to expect increased deliveries of Model S and Model X in the second half of this year.

Development of our other new products continues as well.  The first Solar Roof installations have been completed recently at the homes of our employees, who we chose to be our first customers to help perfect all aspects of Solar Roof customer experience.  By pairing either Solar Roof or our existing retrofit solar panels with a Powerwall, our customers can enjoy sustainable energy independence.

Having started production of Model 3 on schedule in July, and having installed the first Solar Roofs, our teams are now focused on ramping the production rate of these products to support our mission of accelerating the world’s transition to sustainable energy.

ADVANCING SUSTAINABLE TRANSPORT

In addition to the increased orders for Model S and Model X, customer response to Model 3 has been overwhelming.  Since the handover event last week, we are averaging over 1,800 net Model 3 reservations per day.  We opened the Model 3 configurator to the thousands of our employees with reservations so they could begin ordering their vehicles.  Soon, non-employee customers will begin receiving invitations to order their cars in small groups based on when they placed their reservations, with existing Tesla owners receiving first priority. Deliveries to non-employees will begin in Q4.

Our first production vehicles are pre-configured with rear-wheel drive, a long-range battery starting at $44,000, with premium upgrades for an additional $5,000.  This vehicle will offer a range of 310 miles and a   0-60 mph time of 5.1 seconds.  The standard Model 3, starting at $35,000 with 220 miles of range and a 0-60 mph time of 5.6 seconds, should be available in the U.S. in November.  Dual Motor All-Wheel Drive configurations will be available in the U.S. early next year.  International Model 3 deliveries will begin in late 2018, contingent upon regulatory approvals, starting with left-hand drive markets, followed by right-hand drive markets in 2019.

Model 3 Handover Event, July 28, 2017

Model 3 Body Welding Line

We have learned many valuable lessons from designing and manufacturing Model S and Model X.  Consequently, Model 3 is designed with greater simplicity and fewer components to reduce cost, improve ease of manufacturability and further enhance reliability.  Early Model 3 builds will have fewer than 100 permutations due to standardized content and packaged options as compared to over 1,500 permutations for Model S.  This significantly reduces manufacturing complexity and streamlines the purchasing process for our customers.  At our Fremont factory, the new Model 3 body welding line and multi-level general assembly line are highly dense and automated. This densification sets the stage for us to produce over 500,000 Model 3 vehicles annually.  Model 3 drive units as well as battery packs made with our proprietary 2170 form factor cells are being built on new lines at Gigafactory 1.  We are now fine-tuning these manufacturing lines to significantly increase the production rate.

We wish we could do all of this faster and get everyone’s Model 3 to them right away. It’s important to understand that our production ramp will follow an S-Curve, meaning that it will begin slowly, grow exponentially, then start to tail off once we achieve full production. As we move through that ramp, our rate of production will move only as fast as the least successful part of our entire supply chain and production process. Based on our preparedness at this time, we are confident we can produce just over 1,500 vehicles in Q3, and achieve a run rate of 5,000 vehicles per week by the end of 2017.  We also continue to plan on increasing Model 3 production to 10,000 vehicles per week at some point in 2018.

Model S and Model X remain our highest-performance and most capable vehicles, with greater range and acceleration, more premium features, more cargo space and extra options for customization.  Both Model S and Model X are available now with Dual Motor All Wheel Drive, smart air suspension, and for customers referred by an existing Tesla owner, free unlimited Supercharging for as long as you own your car.

We continue to improve all Model S and Model X vehicles.  In June, through a combination of new hardware and software updates, we enhanced the performance of new Model S and Model X 75D and 100D vehicles, with improved 0-60 mph times for each. We also recently pushed a new over-the-air update for Autopilot that added automatic perpendicular parking, and enhanced Autosteer and automatic emergency braking capabilities.

In June, the National Highway Traffic Safety Administration (NHTSA) awarded Model X a 5-star safety rating, the first such achievement for any sport utility vehicle.  Significantly, Model X achieved a 5-star rating across the board on all nine subcategories covering frontal, side, and pole impacts for the driver-side, passenger-side, and rollover tests.  This is the second-best set of test results for any car ever tested by NHTSA, behind only Model S, which received the lowest probability of injury score ever.

During Q2, we opened 29 new store and service locations, bringing us to a total of 300 locations globally.  Ahead of scaling deliveries for Model 3, we have also broadened our distribution capabilities with the launch of new delivery hubs. We are also continuing to expand our service capability and build out our Supercharger network to achieve our goal of doubling the number of connection points in 2017.

We produced 25,708 vehicles in Q2, 40% more cars than we built in the same period a year ago, despite a production shortfall of 100 kWh battery packs through early June. During Q2, we added more Model X cars to our test drive and display fleet because our stores had been operating with far less than what was needed and, in some cases, none at all.  In addition, we increased our service loaner fleet with fully loaded cars to provide the best customer experience.  This additional visibility was likely a factor in helping Model X net orders in Q2, which grew by over 20% both sequentially and as compared to Q2 2016.

We delivered 22,026 Model S and Model X vehicles in Q2, for a total of 47,077 in the first half of the year. Model S and Model X combined deliveries in Q2 grew almost 53% globally versus the prior year, even though the luxury vehicle market was essentially flat.  The combined Model S and Model X market share grew in the U.S. premium luxury vehicle market during Q2 2017.

ADVANCING SUSTAINABLE ENERGY

Our energy generation and storage business are strategically important long-term growth initiatives.

We officially began taking orders for Solar Roof in Q2 and have recently started installations. Adopting solar has historically required a degree of aesthetic compromise, but Solar Roof provides clean energy from a better-looking roof.  Furthermore, Solar Roof is more affordable than conventional roofs because in most cases, it ultimately pays for itself by reducing or eliminating a home’s electricity bill.

Solar Roof is built with tempered glass that is more than three times stronger than standard roof tiles, and with less weight.  In June, Solar Roof was certified by Underwriters Laboratories with its highest Class A fire rating.  It has also been awarded ASTM International’s best Class F wind rating.  We are so confident in the superior durability of our Solar Roof tiles that we offer the best warranty in the roofing industry—the lifetime of your house, or infinity, whichever comes first.

We are building pilot Solar Roof products at our Fremont facility now and plan to start production at our Gigafactory 2 in Buffalo, New York before the end of the year.

Last month, Tesla was selected from among 90 initial bidders to provide a 100 MW/129 MWh Powerpack system in South Australia. This system will be the largest lithium-ion battery storage project in the world, with three times more power than the world’s next most powerful battery storage installation.  The system will provide enough power for more than 30,000 homes and has been designed to help solve power shortages, reduce intermittencies, and manage summertime peak load to both improve the reliability and reduce the operational costs of South Australia's electrical infrastructure.

In Q2, we deployed 176 MW of solar energy generation systems and 97 MWh of energy storage systems, including the 52 MWh Kauai, Hawaii, energy storage project that was installed in Q1 and passed inspection in Q2. Energy storage deployments increased from Q2 last year, while energy generation deployments declined from Q2 last year as we continue to focus on more profitable projects that generate positive cash flow.  Also, to improve customer experience and further lower unit costs, we made the strategic decision to stop offering solar through the door-to-door sales channel, instead focusing on sales through Tesla stores and online channels.  As a result, residential solar deployment will be impacted over the short-term but is expected to resume growing in Q4 compared to Q3.

The upfront cash generation of the energy generation business continues to improve.  The portion of residential customers who elected to purchase rather than lease a solar system grew to 37% of deployments in Q2 (up from 6% a year ago), and we expect this trend to continue in Q3.  Additionally, in Q2, we monetized a portfolio of already deployed solar leases by selling an equity interest in those leases for gross proceeds of $313 million.

First Solar Roof Installations Completed

Q2 2017 RESULTS

Revenue & Gross Margin

	Three Months Ended			Change
	June 30,	March 31,	June 30,
	2017	2017	2016	QoQ		YoY
Automotive revenue ($000)	$2,286,616	$2,289,600	$1,181,852	0%		93%
Automotive gross margin - GAAP	27.9%	27.4%	23.1%	55	bp	486	bp
Automotive gross margin excluding SBC and ZEV credit - Non-GAAP	25.0%	27.8%	23.6%	-285	bp	136	bp

•

Automotive revenue grew 93% as compared to Q2 2016 largely due to 53% growth in total vehicle deliveries, and a smaller percentage of vehicles sold with residual value risk that were subject to lease accounting.  Compared to the prior quarter, automotive revenue was flat despite a decline in vehicle deliveries due to lower mix of deliveries subject to lease accounting and the sale of $100 million of ZEV credits in Q2.

•

About 19% of Q2 deliveries were subject to lease accounting, down from about 25% in Q1, as we retained residual risk on fewer vehicle deliveries. When we do retain residual risk through a Resale Value Guarantee, or direct or indirect leasing, our vehicles are holding value better than estimated.  Thus, we expect to be break even when re-selling them.

•

In line with our guidance, Q2 non-GAAP automotive gross margin was 25.0%, representing a sequential decline of about 285 basis points primarily due to the absence of the one-time benefit of Autopilot software recognized in Q1 and fluctuations in product mix.

	Three Months Ended			Change
	June 30,	March 31,	June 30,
	2017	2017	2016	QoQ		YoY
Energy generation and storage revenue ($000)	$286,780	$213,944	$3,947	34%		7166%
Energy generation and storage gross margin	28.9%	29.1%	-106.7%	-11	bp	13,566	bp

•

Q2 Energy generation and storage revenue increased 34% sequentially primarily because of a seasonal increase in solar lease revenue resulting from higher energy production versus the prior quarter, a greater percentage of cash sales and higher deployment of energy storage systems.

Other Highlights

•	Total Q2 operating expenses declined sequentially primarily due to the absence of $67 million of non-recurring charges related to acquisitions that were recognized in Q1.
•	GAAP and non-GAAP loss from operations improved in Q2 as compared to Q1 due to lower operating expenses, despite increased costs related to the launch of Model 3.
•	GAAP and non-GAAP net loss increased slightly in Q2 as compared to Q1 due largely to higher FX-related non-cash revaluations of the balance sheet, and mark-to-market of interest rate swaps.
•	Basic shares outstanding at the end of Q2 were approximately 167 million.

Cash Flow and Liquidity

	Three Months Ended			Change
	June 30,	March 31,	June 30,
($000)	2017	2017	2016	QoQ	YoY
Cash flows (used in) provided by operating activities	$(200,172)	$(69,811)	$150,336	-187%	-233%
Change in collateralized lease borrowing	149,320	186,355	142,762	-20%	5%
Operating cash flows plus change in collateralized lease borrowing	$(50,852)	$116,544	$293,098	144%	-117%

•

Cash consumed in operating activities during Q2 was higher than Q1 primarily due to higher inventory and receivables.  Including the cash received for vehicle sales to our leasing partners that is classified in the financing section of our statement of cash flows, we consumed $51 million of cash in Q2.

•

Capital expenditures were $959 million in Q2, as we invested in Model 3 capacity in Fremont, in Gigafactory 1, and in the expansion of our customer support infrastructure. Total capital expenditures of $1.5 billion in the first half of 2017 were lower than expected primarily due to the timing of milestone-based cash payments.

•

Cash balance of slightly over $3.0 billion at the end of Q2, plus expected cash generated from operations in the second half of 2017, provide sufficient liquidity to fund our capex projections, and provide flexibility through the Model 3 ramp.

•	During Q2, we increased the capacity of our revolving asset-backed credit line by $625 million to $1.83 billion (with the ability to expand capacity by another $175 million to $2 billion).

OUTLOOK

In addition to the 2017 Model 3 production guidance provided above, we expect Model S and Model X deliveries to increase in the second half of 2017, as compared to the first half of the year.

Several factors will influence our non-GAAP automotive gross margin for the rest of this year.  The combined non-GAAP gross margin for Model S and Model X in Q3 will decline slightly from Q2, driven primarily by mix shift.  Additionally, during the initial phase of the Model 3 ramp in Q3, the volume produced will be tiny relative to the installed production capacity.  As a result, Model 3 gross margin in Q3 will be temporarily impacted by the excessive allocation of labor and overhead costs and depreciation over this tiny volume.  In the absence of these one-time elevated cost allocations, Model 3 gross margin in Q3 would already be positive, resulting in a positive cash contribution.  As capacity utilization improves, Model 3 non-GAAP gross margin is expected to be positive in Q4, and should improve rapidly in 2018 to our target of 25%.  Consequently, we expect non-GAAP automotive gross margin to temporarily dip below 20% in Q3, before recovering in Q4 and beyond.

For the second half of 2017, we expect strong improvement in operating leverage as revenue should significantly increase in the second half of the year as compared to the first half, while operating expenses should remain essentially flat.  Capital expenditures should be about $2 billion during the second half of 2017, as we make milestone-based payments for Model 3 equipment, continue with Gigafactory 1 construction, and expand our Supercharger, store, delivery hub, and service networks.

While delivering the first Model 3 cars was a major company milestone, we are now focused on the critical steps to ramp Model 3 production. We remain confident in our plans and look forward to the upcoming unveiling of the next exciting addition to our portfolio of electric vehicles – Semi Truck.

Elon Musk, Chairman & CEO	Deepak Ahuja, Chief Financial Officer

WEBCAST INFORMATION

Tesla will provide a live webcast of its second quarter 2017 financial results conference call beginning at 2:30 p.m. PT on August 2, 2017, at ir.tesla.com. This webcast will also be available for replay for approximately one year thereafter.

NON-GAAP FINANCIAL INFORMATION

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis to supplement our consolidated financial results. Our non-GAAP financial measures include non-GAAP gross margin, non-GAAP net income (loss) attributable to common stockholders, non-GAAP net income (loss) attributable to common stockholders on a per share basis, and operating cash flows plus change in collateralized lease borrowing. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Tesla’s historical performance as well as comparisons to the operating results of other companies. Management also believes that presentation of the non-GAAP financial measures provides useful information to our investors regarding our financial condition and results of operations because it allows investors greater transparency to the information used by Tesla management in its financial and operational decision-making so that investors can see through the eyes of Tesla management regarding important financial metrics that Tesla management uses to run the business as well as allows investors to better understand Tesla’s performance. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Tesla’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided below.

FORWARD-LOOKING STATEMENTS

Certain statements in this shareholder letter, including statements in the “Outlook” section; statements relating to the progress Tesla is making with respect to product development, such as Model 3 and Solar Roof; statements regarding growth in the number of Tesla store, service center, delivery hub, Supercharger and destination charger locations and in other service and repair capabilities; statements relating to the production, production rate and delivery timing of products such as Model 3 and Solar Roof and completion of energy generation and storage projects; statements regarding growth of our energy business and means to achieve such growth; growth in demand and orders for Tesla products and the catalysts for that growth; the ability to achieve product demand, volume, production, delivery, deployment, revenue, cash generation, cash flow, leasing, gross margin, spending, capital expenditure and profitability targets; productivity improvements and capacity expansion plans, such as for Gigafactory 1; and statements regarding Gigafactory 1 and Gigafactory 2 timing, plans and output expectations, including those related to battery and photovoltaic cell and other production, are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties, actual results may differ materially from those projected. The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: the risk of delays in the manufacture, production, delivery and/or completion of our vehicles and energy products, particularly Model 3; the ability to design and achieve and grow simultaneous and separate market acceptance of Model S, Model X and their variants, as well as new vehicle models, specifically Model 3; the ability of suppliers to meet quality and part delivery expectations at increasing volumes, especially with respect to Model 3 parts; adverse foreign exchange movements; any failures by Tesla products to perform as expected or if product recalls occur; Tesla’s ability to continue to reduce or control manufacturing and other costs; consumers’ willingness to adopt electric vehicles; competition in the automotive and energy product markets generally and the alternative fuel vehicle market and the premium sedan, premium SUV and small to medium-sized sedan markets in particular; Tesla’s ability to establish, maintain and strengthen the Tesla brand; Tesla’s ability to manage future growth effectively as we rapidly grow, especially internationally; the unavailability, reduction or elimination of government and economic incentives for electric vehicles and energy products; Tesla’s ability to establish, maintain and strengthen its relationships with strategic partners such as Panasonic; potential difficulties in finalizing, performing and realizing potential benefits under definitive agreements for Gigafactory 1 and Gigafactory 2, maintaining Gigafactory 1 and Gigafactory 2 implementation schedules, output and cost estimates; and Tesla’s ability to execute on its strategy for new store, delivery hub, service center, Supercharger and other locations and capabilities. More information on potential factors that could affect our financial results is included from time to time in our Securities and Exchange Commission filings and reports, including the risks identified under the section captioned “Risk Factors” in our quarterly report on Form 10-Q filed with the SEC on May 10, 2017. Tesla disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Investor Relations Contact: Jeff Evanson Investor Relations ir@tesla.com	Press Contact: David Arnold Communications press@tesla.com

Tesla, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2017	2017	2016	2017	2016
Revenues
Automotive sales	$2,013,852	$2,035,060	$1,030,224	$4,048,912	$1,932,116
Automotive leasing	272,764	254,540	151,628	527,304	275,800
Total automotive revenue	2,286,616	2,289,600	1,181,852	4,576,216	2,207,916
Energy generation and storage	286,780	213,944	3,947	500,724	26,675
Services and other	216,161	192,726	84,218	408,887	182,474
Total revenues	2,789,557	2,696,270	1,270,017	5,485,827	2,417,065
Cost of revenues
Automotive sales	1,472,578	1,496,649	827,231	2,969,227	1,540,380
Automotive leasing	175,433	166,026	82,051	341,459	148,218
Total automotive cost of revenues	1,648,011	1,662,675	909,282	3,310,686	1,688,598
Energy generation and storage	203,762	151,773	8,159	355,535	26,272
Services and other	271,169	213,876	77,800	485,045	174,951
Total cost of revenues (1)	2,122,942	2,028,324	995,241	4,151,266	1,889,821
Gross profit	666,615	667,946	274,776	1,334,561	527,244
Operating expenses
Research and development (1)	369,774	322,040	191,664	691,814	374,146
Selling, general and administrative (1)	537,757	603,455	321,152	1,141,212	639,362
Total operating expenses	907,531	925,495	512,816	1,833,026	1,013,508
Loss from operations	(240,916)	(257,549)	(238,040)	(498,465)	(486,264)
Interest income	4,785	3,090	2,242	7,875	3,493
Interest expense (2)(3)	(108,441)	(99,346)	(46,368)	(207,787)	(86,993)
Other (expense) income, net	(41,208)	(18,098)	(7,373)	(59,306)	1,804
Loss before income taxes	(385,780)	(371,903)	(289,539)	(757,683)	(567,960)
Provision for income taxes	15,647	25,278	3,649	40,925	7,495
Net loss	(401,427)	(397,181)	(293,188)	(798,608)	(575,455)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(65,030)	(66,904)	—	(131,934)	—
Net loss attributable to common stockholders	$(336,397)	$(330,277)	$(293,188)	$(666,674)	$(575,455)
Net loss per share of common stock attributable to common stockholders - basic and diluted	$(2.04)	$(2.04)	$(2.09)	$(4.07)	$(4.22)
Weighted average shares used in computing net loss per share of common stock - basic and diluted	165,212	162,129	139,983	163,679	136,330

Notes:

(1) Includes stock-based compensation expense of the following for the periods presented:
Cost of revenue	$7,466	$10,031	$6,495	$17,497	$12,898
Research and development	57,794	49,192	33,506	106,986	73,108
Selling, general and administrative	50,782	44,494	27,311	95,276	70,963
Total stock-based compensation expense	$116,042	$103,717	$67,312	$219,759	$156,969

(2) Interest expense includes non-cash interest expense related to convertible notes and other borrowing for the periods presented:	$65,682	$51,196	$31,823	$116,878	$60,725

(3) Interest expense includes the following as a result of the assumed debt from SolarCity:
Interest expense (excluding amortization of debt discount and fees) - recourse debt	$12,093	$12,183	$—	$24,276	$—
Interest expense (excluding amortization of debt discount and fees) - non-recourse debt	23,694	24,084	—	47,778	—
	$35,787	$36,267	$—	$72,054	$—

Tesla, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30,	December 31,
	2017	2016
Assets
Current assets
Cash and cash equivalents	$3,035,924	$3,393,216
Restricted cash	118,369	105,519
Accounts receivable, net	453,539	499,142
Inventory	2,438,111	2,067,454
Prepaid expenses and other current assets	313,501	194,465
Total current assets	6,359,444	6,259,796
Operating lease vehicles, net	3,600,821	3,134,080
Solar energy systems, leased and to be leased, net	6,218,504	5,919,880
Property, plant and equipment, net	8,399,229	5,982,957
Goodwill and intangible assets, net	424,613	376,145
MyPower customer notes receivable, net of current portion	472,663	506,302
Restricted cash, net of current portion	358,445	268,165
Other assets	209,986	216,751
Total assets	$26,043,705	$22,664,076
Liabilities and Equity
Current liabilities
Accounts payable	$2,359,316	$1,860,341
Accrued liabilities and other	1,510,744	1,210,028
Deferred revenue	913,398	763,126
Resale value guarantees	342,824	179,504
Customer deposits	603,540	663,859
Current portion of long-term debt and capital leases (1)	816,533	1,150,147
Total current liabilities	6,546,355	5,827,005
Long-term debt and capital leases, net of current portion (1)	7,125,406	5,969,500
Deferred revenue, net of current portion	1,035,579	851,790
Resale value guarantees, net of current portion	2,493,024	2,210,423
Other long-term liabilities	2,259,538	1,891,449
Total liabilities	19,459,902	16,750,167
Redeemable noncontrolling interests in subsidiaries	367,377	367,039
Convertible senior notes (1)(2)	1,688	8,784
Total stockholders' equity	5,105,752	4,752,911
Noncontrolling interests in subsidiaries	1,108,986	785,175
Total liabilities and equity	$26,043,705	$22,664,076

(1)Breakdown of our debt is as follows:
Recourse debt	$5,062,399	$4,630,886
Non-recourse debt	$2,453,448	$2,375,782

(2)

Our common stock price exceeded the conversion threshold price of our convertible senior notes due 2018 (2018 Notes) issued in May 2013; therefore, the 2018 Notes are convertible at the holder’s option during the second quarter of 2017. As such, the carrying value of the 2018 Notes was classified as a current liability as of June 30, 2017 and the difference between the principal amount and the carrying value of the 2018 Notes was reflected as convertible debt in mezzanine equity on our condensed consolidated balance sheet as of June 30, 2017.

Tesla, Inc.

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2017	2017	2016	2017	2016
Cash Flows From Operating Activities
Net loss	$(401,427)	$(397,181)	$(293,188)	$(798,608)	$(575,455)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	389,171	376,602	183,232	765,773	339,692
Stock-based compensation	116,042	103,717	67,311	219,759	156,969
Losses related to the SolarCity acquisition	-	11,571	-	11,571	-
Other	177,135	98,260	33,497	275,395	91,070
Changes in operating assets and liabilities, net of effect of business combinations	(481,093)	(262,780)	159,484	(743,873)	(111,545)
Net cash (used in) provided by operating activities	(200,172)	(69,811)	150,336	(269,983)	(99,269)
Cash Flows From Investing Activities
Capital expenditures	(959,068)	(552,624)	(294,720)	(1,511,692)	(511,579)
Payments for the cost of solar energy systems, leased and to be leased	(198,844)	(219,948)	-	(418,792)	-
Business combinations, net of cash acquired	-	(109,147)	-	(109,147)	-
Maturities of short-term marketable securities	-	-	16,667	-	16,667
Change in restricted cash and other	(57,304)	(45,224)	(41,801)	(102,528)	(58,761)
Net cash used in investing activities	(1,215,216)	(926,943)	(319,854)	(2,142,159)	(553,673)
Cash Flows From Financing Activities
Proceeds from debt activities, net	(203,412)	858,547	99,317	655,135	529,317
Collateralized borrowing	149,320	186,355	142,762	335,675	384,525
Net cash flows from noncontrolling interests	381,253	78,307	-	459,560	-
Proceeds from issuance of common stock in a public offering, net of underwriting fees	-	400,175	1,701,734	400,175	1,701,734
Other	101,606	75,365	32,771	176,971	76,443
Net cash provided by financing activities	428,767	1,598,749	1,976,584	2,027,516	2,692,019
Effect of exchange rate changes on cash and cash equivalents	15,952	11,382	(2,554)	27,334	10,316
Net (decrease) increase in cash and cash equivalents	(970,669)	613,377	1,804,512	(357,292)	2,049,393
Cash and cash equivalents at beginning of period	4,006,593	3,393,216	1,441,789	3,393,216	1,196,908
Cash and cash equivalents at end of period	$3,035,924	$4,006,593	$3,246,301	$3,035,924	$3,246,301

Supplemental Consolidated Financial Information

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
Free Cash Flow ($000)	2017	2017	2016	2017	2016
Cash flows (used in) provided by operating activities	$(200,172)	$(69,811)	$150,336	$(269,983)	$(99,269)
Capital expenditures	(959,068)	(552,624)	(294,720)	(1,511,692)	(511,579)
Free cash flow	$(1,159,240)	$(622,435)	$(144,384)	$(1,781,675)	$(610,848)

Tesla, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

(In thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2017	2017	2016	2017	2016
Automotive gross profit - GAAP	$638,605	$626,925	$272,570	$1,265,530	$519,318
Stock-based compensation expense	7,466	10,031	6,495	17,497	12,898
ZEV credit revenue recognized	(100,000)	—	(64)	(100,000)	(57,051)
Automotive gross profit excluding SBC and ZEV credit - Non-GAAP	$546,071	$636,956	$279,001	$1,183,027	$475,165

Automotive gross margin - GAAP	27.9%	27.4%	23.1%	27.7%	23.5%
Stock-based compensation expense	0.3%	0.4%	0.5%	0.4%	0.6%
ZEV credit revenue recognized	-3.3%	0.0%	0.0%	-1.6%	-2.0%
Automotive gross margin excluding SBC and ZEV credit - Non-GAAP	25.0%	27.8%	23.6%	26.4%	22.1%

Net loss attributable to common stockholders - GAAP	$(336,397)	$(330,277)	$(293,188)	$(666,674)	$(575,455)
Stock-based compensation expense	116,042	103,717	67,312	219,759	156,969
Acquisition related transaction costs	—	—	—	—	—
Gains related to the acquisition of SolarCity	—	11,571	—	11,571	—
Net loss attributable to common stockholders - Non-GAAP	$(220,355)	$(214,989)	$(225,876)	$(435,344)	$(418,486)

Net loss per share attributable to common stockholders, basic and diluted - GAAP	$(2.04)	$(2.04)	$(2.09)	$(4.07)	$(4.22)
Stock-based compensation expense	0.71	0.64	0.48	1.34	1.15
Acquisition related transaction costs		—	—	—	—
Gains related to the acquisition of SolarCity	—	0.07	—	0.07	—
Net loss per share attributable to common stockholders, basic and diluted - Non-GAAP	$(1.33)	$(1.33)	$(1.61)	$(2.66)	$(3.07)
Shares used in per share calculation, basic and dilutive - GAAP and Non-GAAP	165,212	162,129	139,983	163,679	136,330